Exhibit 10.1

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), is made and entered into as of December 9, 2010 by and among Endologix, Inc., a Delaware corporation (the “Company”), and Essex Woodlands Health Ventures Fund VII, L.P. (the “Investor”). The Company and the Investor are referred to herein collectively as the “Parties” and each individually as a “Party.”

RECITALS

A. The Parties are parties to that certain Securities Purchase Agreement, dated as of October 27, 2010 (the “Securities Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement.

B. Pursuant to Section 11(c) of the Securities Purchase Agreement, the Securities Purchase Agreement may only be amended by a written agreement of the Company and the Investor.

C. The Company and the Investor desire to amend the Securities Purchase Agreement in the manner set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Section 7 of the Securities Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“7. Board of Directors Designation Right. The Company hereby grants to the Investor a board designation right (the “Board Designation Right”) as follows:

(a)	Initial Rights.

(i) At the Closing, the Investor shall have the right to designate one (1) individual (such individual, an “Investor Designee”) to be nominated to the Company’s Board of Directors, provided that such individual shall have provided the Nominating and Governance Committee of the Company’s Board of Directors (the “Nominating Committee”) such information as the Nominating Committee customarily requests pursuant to its charter as in effect on the date hereof to determine that such individual meets the director independence requirements under Rule 5605 of the Listing Rules of the Nasdaq Stock Market, and is not otherwise disqualified by applicable Nasdaq Stock Market or SEC rules or regulations from service on the Company’s Board of Directors. Upon submission and verification of such information, such Investor Designee will be recommended to the Board of Directors to serve as a Class II member of the Board of Directors of the Company following the Closing, and shall be so elected by the Board of Directors in accordance with the Company’s Bylaws (a “Designated Director”) to serve until the next annual meeting of stockholders at which Class II directors are elected.

(ii) Thereafter, during the period commencing on the Closing Date and continuing until the date upon which the Company first issues Contingent Merger Shares in accordance with the terms and conditions of the Merger Agreement (the “Contingent Share Issuance Date”), for so long as the Investor and its Affiliates continue to hold, in the aggregate, at least sixty-five percent (65%) of the Purchased Shares and the Closing Merger Shares issued to the Investor, the Investor shall have the right from time to time to designate one (1) Investor Designee as a nominee for election (or re-election) as a director of the Company at subsequent annual meetings of the Company’s stockholders at which Class II directors are elected; provided, that at no time shall the Board of Directors as constituted pursuant to this Section 7(a) include more than one (1) Designated Director; and provided further, that such Investor Designee shall have complied with the process of the Nominating Committee as set forth in Section 7(a)(i).

(iii) In addition, during the period commencing on the Closing Date and continuing for such time as the Investor is permitted to designate only one (1) Investor Designee hereunder, the Investor shall have the right to designate one (1) individual to be present and participate in a non-voting capacity at all meetings of the Company’s Board of Directors or any committee thereof, including any telephonic meetings (such individual, the “Board Observer”). Any materials that are sent by the Company to the members of the Company’s Board of Directors in their capacity as such shall be sent to the Board Observer simultaneously by means reasonably designed to ensure timely receipt by the Board Observer, and the Company will give the Board Observer notice of such meetings, by the same means as such notices are delivered to the members of the Company’s Board of Directors and at the same time as notice is provided or delivered to the Company’s Board of Directors; provided, that the Board Observer agrees to hold in confidence and trust, to act in a fiduciary manner with respect to and not to disclose any information provided to or learned by the Board Observer acting in such capacity, whether in connection with the Board Observer’s attendance at meetings of the Company’s Board of Directors, in connection with the receipt of materials delivered to the Company’s Board of Directors or otherwise. Notwithstanding the provisions of this Section 7(a)(iii), the Company reserves the right to exclude the Board Observer from any meeting of a committee of the Company’s Board of Directors for any reason whatsoever, to exclude the Board Observer from any meeting of the Company’s Board of Directors, or a portion thereof, and to redact portions of any materials delivered to the Board Observer where and to the extent that the Company reasonably believes that withholding such information or excluding the Board Observer from attending such meeting of the Company’s Board of Directors, or a portion thereof, is reasonably necessary: (A) to preserve attorney-client, work product or similar privilege between the Company and its counsel with respect to any matter; (B) to comply with the terms and conditions of confidentiality agreements between the Company and any third parties; or (C) because the Company’s Board of Directors has determined that there exists, with respect to the subject of such deliberation or such information, an actual or potential conflict of interest between the Investor and the Company. Further, the members of the Company’s Board of Directors shall be entitled to hold executive sessions which the Board Observer may not be invited to attend. The Board Observer shall use the same degree of care to protect the Company’s confidential and proprietary information as the Investor uses to protect its confidential and proprietary information of like nature, but in no circumstances with less than reasonable care. The Company shall reimburse the Investor for all reasonable expenses incurred by the Board Observer in attending meetings of the Company’s Board of Directors, or any committee thereof.

(b)	Additional Rights.

(i) At the Contingent Share Issuance Date, the Investor shall have the right to designate one (1) additional Investor Designee to be nominated to the Company’s Board of Directors, provided that such Investor Designee has complied with the process of the Nominating Committee set forth in Section 7(a)(i); provided, however, that if and when such right is granted, such right is consistent with the Nasdaq Stock Market’s voting rights rule and related policies then in effect. Upon compliance with the process of the Nominating Committee set forth in Section 7(a)(i), such Investor Designee will be recommended to the Board of Directors to serve as a Class I member of the Board of Directors of the Company following the Contingent Share Issuance Date, and shall be so elected by the Board of Directors in accordance with the Company’s Bylaws to serve until the next annual meeting of stockholders at which Class I directors are elected.

(ii) Thereafter, for so long as the Investor and its Affiliates continue to hold, in the aggregate, at least sixty-five percent (65%) of the Purchased Shares, the Closing Merger Shares issued to the Investor and the Contingent Merger Shares issued to the Investor on the Contingent Share Issuance Date, the Investor shall have the right from time to time to designate up to two (2) Investor Designees in the aggregate as nominees for election (or re-election) as directors of the Company at subsequent annual meetings of the Company’s stockholders at which Class II directors and Class I directors, respectively, are elected; provided, however, that if and when such right is granted, such right is consistent with the Nasdaq Stock Market’s voting rights rule and related policies then in effect; provided further, that at no time shall the Board of Directors as constituted pursuant to this Section 7(b) include more than two (2) Designated Directors; and provided further, that such Investor Designees have complied with the process of the Nominating Committee as set forth in Section 7(a)(i).

(iii) The rights set forth in this Section 7(b) shall terminate, expire and be of no further force or effect on and after the first date on which the Investor and its Affiliates cease to hold, in the aggregate, at least sixty-five percent (65%) of the Purchased Shares, the Closing Merger Shares issued to the Investor and the Contingent Merger Shares issued to the Investor on the Contingent Share Issuance Date; provided, however, that for such time as the Investor and its Affiliates continue to hold, in the aggregate, at least sixty-five percent (65%) of the Purchased Shares and the Closing Merger Shares issued to the Investor, the Investor shall continue to have the rights set forth in Section 7(a) hereof.

(c) The Investor Designees designated by the Investor pursuant to Sections 7(a) and 7(b) hereof shall be subject to the Nominating Committee procedure set forth in Section 7(a)(i), and shall serve in the respective classes of directors set forth in Sections 7(a) and 7(b) hereof.

(d) At any meeting of the Company’s stockholders held for the purpose of electing directors of the Company, the Board of Directors shall recommend that the Company’s stockholders vote for the election of each Investor Designee selected as a nominee for election (or re-election) to the Board of Directors at such meeting.

(e) The Company shall fill any vacancies that may arise upon the resignation, removal, death or disability of any Designated Director with a new Investor Designee designated in accordance with Sections 7(a), 7(b) and 7(c) above.

(f) The Board Designation Right shall terminate, expire and be of no further force or effect on and after the first date on which the Investor and its Affiliates cease to hold, in the aggregate, at least sixty-five percent (65%) of the Purchased Shares and the Closing Merger Shares issued to the Investor.”

2. The Securities Purchase Agreement, as amended herein, shall remain in full force and effect as so amended.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment to Securities Purchase Agreement as of the date first above written.

THE COMPANY:

ENDOLOGIX, INC.

By:	/s/ John McDermott
Name:	John McDermott
Title:	President and Chief Executive Officer

THE INVESTOR:

ESSEX WOODLANDS HEALTH VENTURES FUND VII, L.P.

By:	Essex Woodlands Health Ventures VII, L.P.,
Its General Partner

By:	Essex Woodlands Health Ventures VII, LLC,
Its General Partner

By:	/s/ Immanual Thangaraj
Name:	Immanuel Thangaraj
Title:	Manager

[Signature Page to Amendment to Securities Purchase Agreement]